UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2014

On Assignment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-20540	95-4023433
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

26745 Malibu Hills Road
 Calabasas, CA 91301
(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (818) 878-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)       On February 14 and 17, 2014, the Compensation Committee of the Board of Directors of On Assignment, Inc. (the “Company”) approved increases in salary and cash incentive bonus targets for 2014 cash incentive awards under the Company’s 2010 Incentive Award Plan, as amended (the “Plan”), to each of the Company’s named executive officers as set forth below:

Name	Title	Approved Salary	Approved % Target Bonus Opportunity
Peter Dameris	President & Chief Executive Officer	$840,000	*
Edward L. Pierce	Executive Vice President and Chief Financial Officer	$491,400	105%
Michael McGowan	Chief Operating Officer of the Company & President of Oxford Global Resources, Inc.	$600,600	105%
Randolph Blazer	President, Apex Systems, Inc.	$682,500	105%
Theodore S. Hanson	Chief Financial Officer, Apex Systems, Inc.	$440,000	105%

*No change was made to Mr. Dameris’ cash incentive bonus target which is set in his Amended and Restated Senior Executive Agreement with the Company, dated December 13, 2012.

The salaries listed above reflect a five percent increase to each named executive officer, with the exception of a ten percent increase for Mr. Hanson related to his assumption of additional leadership responsibilities. The cash incentive bonus targets reflect a five percent increase to Messrs. Pierce, McGowan, Blazer and Hanson. The performance targets for the cash incentive bonuses to be achieved will be based on corporate and/or business unit performance and will be set by the Compensation Committee in the near future.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Assignment, Inc.

Date: February 20, 2014	/s/ Jennifer Hankes Painter
Jennifer Hankes Painter
VP, General Counsel and Secretary